Exhibit 99.1
Ralliant Reports Third Quarter 2025 Results
•Revenue of $529 million, flat year-over-year and up 5% sequentially
•Net Earnings of $40 million with a net earnings margin of 7.5%; adjusted EBITDA of $108 million with an adjusted EBITDA margin of 20.4%
•Net Earnings per diluted share (EPS) of $0.35; adjusted EPS of $0.60
•Operating Cash Flow of $139 million; Free Cash Flow of $127 million
•Successfully executing against previously announced Cost Savings Program and on track to deliver $9-$11 million of annualized cost savings by end of 2026

RALEIGH, N.C., November 5, 2025 - Ralliant Corporation (“Ralliant” or the “Company”) (NYSE: RAL) today announced financial results for the third quarter of 2025.
For the third quarter, revenue of $529 million was flat year-over-year and increased 5% sequentially.
Net earnings were $40 million, and adjusted net earnings were $69 million, resulting in EPS of $0.35 and adjusted EPS of $0.60.

Net earnings margin was 7.5%, a 960-basis point decline year-over-year. Adjusted EBITDA margin was 20.4%, a 610-basis point decline year-over-year.
“In our first full quarter as an independent public company, our team demonstrated exceptional focus and operating discipline, enabling us to deliver results at or above the high end of our guidance range across every metric,” said Tami Newcombe, President and Chief Executive Officer. “We successfully translated ambition into performance and value creation as we executed our three strategic pillars: RBS Everywhere, Stronghold Positions, and Winning Growth Vectors.”

Ms. Newcombe continued, “Both of our segments delivered sequential revenue growth. Within our Sensors & Safety Systems segment, we captured rising demand in Defense, where we are increasing productivity to meet the growing needs of the U.S. and our allies as they invest with increased urgency to modernize their armed forces and expand their deterrent capabilities. Demand also remains high in Utilities, where our solutions are supporting power grid investments. Test & Measurement segment revenue increased sequentially in line with typical seasonality, and we launched two breakthrough products that are earning excellent customer feedback. We also improved working capital and generated significant cash flow, reinforcing our ability to invest organically and return capital to shareholders.”

Third Quarter 2025 Segment Highlights
(All results compared with the third quarter of 2024 unless otherwise noted.)
Sensors & Safety Systems (S&SS)
Electric grid monitoring solutions, defense and space technologies, industrial sensors for demanding environments
•Revenue of $326 million, up 11%, up 5% sequentially
•Operating profit of $90 million and operating profit margin of 27.6%, up 10% and down 15 basis points, respectively
•Adjusted EBITDA of $94 million and adjusted EBITDA margin of 28.7%, up 9% and down 25 basis points, respectively
Robust demand in Utilities and Defense & Space led to double-digit revenue growth as customers continue to invest in power grid modernization and defense programs. Growth also accelerated in select areas of the Industrial Manufacturing end market.

Test & Measurement (T&M)
Precision instruments and essential software and services for advanced electronics
•Revenue of $203 million, down 14%, up 6% sequentially
•Operating loss of $2 million and operating margin of (0.8)%, down 105% and down 1,320 basis points, respectively
•Adjusted EBITDA of $28 million and adjusted EBITDA margin of 13.8%, down 49% and 960 basis points, respectively
Sequential revenue growth was driven by a typical seasonal step up, most pronounced in the Communications and Semiconductor end markets. Higher revenue supported sequential improvements of 660 basis points in operating margin and 480 basis points in adjusted EBITDA margin.

The year-over-year revenue decline was primarily driven by continued customer cautiousness in capital investments and lapping large projects in the prior year. Operating margin and adjusted EBITDA margin declines were primarily due to operating deleverage on lower volume and higher post-spin employee costs.

Balance Sheet and Cash Flow
On a reported basis, the Company generated $139 million of cash flow from operating activities and invested $12 million in capital expenditures, resulting in free cash flow of $127 million, compared with cash flow from operating activities of $138 million and free cash flow of $132 million in the third quarter of 2024.
At the end of the third quarter, the Company had $264 million of cash and equivalents and $1.15 billion of long-term debt. The Company expects to pay approximately $35 million to Fortive or taxing authorities under spin-related agreements in the fourth quarter.
On October 30, 2025, the Board of Directors declared a quarterly cash dividend of $0.05 per share of common stock. The fourth quarter 2025 dividend is payable on December 23, 2025, to stockholders of record as of the close of business on December 8, 2025. As a reminder, on June 28, 2025, the Board of Directors also authorized $200 million of share repurchases.
The dividend declaration and share repurchase authorization demonstrate the Company’s capacity and commitment to return capital to stockholders. The Company is focused on driving total shareholder returns through its capital allocation priorities outlined at its June 10, 2025, Investor Day. These include organic reinvestment, return of capital, and selective tuck-in acquisitions.
OUTLOOK1
For the fourth quarter of 2025, Ralliant is providing the following outlook:
•Revenue: $535 to $550 million
•Adjusted EBITDA margin: 20% to 21%
•Adjusted EPS: $0.62 to $0.68
Assumptions
•Revenue continues to gradually improve with consistent shipment delivery in S&SS and in line with typical seasonality in T&M
•Adj. EBITDA margin in line with third quarter 2025
•Tariff assumptions are based on policy announcements as of November 3rd, 2025; expect to continue to fully offset cost of known tariffs with slight continued gross margin percentage headwind
•Interest expense of $16 to $18 million
•Adjusted effective tax rate of 17% to 19%
•Weighted average diluted shares outstanding of approximately 113.5 to 114 million
•Fourth quarter free cash flow conversion <95%, but continue to result in >100% conversion on trailing twelve month-basis
1 Ralliant does not provide a reconciliation for non-GAAP estimates for adjusted EPS, adjusted EBITDA margin (including segment adjusted EBITDA margin), adjusted effective tax rate, or free cash flow conversion on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. See “Reconciliation of GAAP to Non-GAAP Financial Measures and Other Information” below for more information.

CONFERENCE CALL DETAILS
Ralliant will hold a conference call on Thursday, November 6, 2025, at 8:30 a.m. ET to discuss the quarterly results and future outlook. The audio webcast and accompanying slide presentation will be accessible on the “Investors” section of Ralliant’s website, investors.ralliant.com, under “Events/Presentations.” A replay of the webcast will be available at the same location shortly after the conclusion of the presentation.
The conference call can be accessed by dialing 877-407-8211 within the U.S. or +1 201-389-0902 outside the U.S. a few minutes before 8:30 a.m. ET and notifying the operator that you are dialing in for Ralliant’s earnings conference call. Access to the real-time audio webcast may be found on the Ralliant Investor Relations website at investors.ralliant.com, where related materials will be posted prior to the conference call and a replay of the webcast will be available for six months following the conference call.
ABOUT RALLIANT
Ralliant is a global provider of precision technologies that specializes in designing, developing, manufacturing and servicing precision instruments and highly engineered products. Ralliant’s two strategic reporting segments — Test & Measurement and Sensors & Safety Systems — include well-known brands with leading positions in their markets. The Company’s businesses empower engineers with precision technologies essential for breakthrough innovation that brings advanced technologies to the market faster and more efficiently. With over 150 years of operating experience and enduring customer trust, we are known for delivering innovative, high-quality products with the precision that mission-critical systems demand. Ralliant is headquartered in Raleigh, North Carolina, and employs a team of approximately 7,000 research and development, manufacturing, sales, distribution, service and administrative employees. The Company’s global footprint enables a unique 'engineer to engineer' approach, which allows it to build enduring trust, credibility, and partnerships with customers across both Fortune 1000 companies and next generation start-up enterprises. With a culture rooted in continuous improvement, the core of the Company’s operating model is the Ralliant Business System. For more information please visit: www.ralliant.com.
NON-GAAP FINANCIAL MEASURES
In addition to the financial measures prepared in accordance with generally accepted accounting principles in the United States (GAAP), this earnings release also references “adjusted net earnings,” “adjusted EPS,” “adjusted EBITDA” (including segment adjusted EBITDA), “adjusted EBITDA margin” (including segment adjusted EBITDA margin), “free cash flow,” and “adjusted effective tax rate,” which are non-GAAP financial measures. The reasons why we believe these measures, when used in conjunction with the most directly GAAP financial measures, provide useful information to investors, how management uses such non-GAAP financial measures, reconciliations of certain of these measures to the most directly comparable GAAP measures and other information relating to these measures are included in “Reconciliation of GAAP to Non-GAAP Financial Measures and Other Information” below. Such non-GAAP financial measures should not be considered in isolation or as a substitute for the GAAP financial measures but should instead be read in conjunction with the GAAP financial measures. The non-GAAP financial measures used by Ralliant in this earnings release may be different from similarly-titled non-GAAP measures used by other companies.

FORWARD-LOOKING STATEMENTS
Certain statements included in this earnings release are “forward-looking statements” within the meaning of the U.S. federal securities laws. All statements other than historical factual information are forward-looking statements, including, without limitation, statements regarding: anticipated financial results, outlook or guidance, assumptions underlying such outlook or guidance (including the effects of tariffs and our ability to offset them and the effects of seasonality); cash flows, the Company’s liquidity position or other financial measures; management’s plans and strategies for future operations and growth, including statements relating to anticipated operating performance, cost reductions and savings initiatives, restructuring activities, new product and service developments, customer demand, competitive strengths or market position, acquisitions, divestitures, strategic opportunities, shareholder value creation, capital allocation priorities, stock repurchases and dividends; the effects of the separation from Fortive on the Company; growth, declines and other trends in markets the Company sells into, including the expected impact of trade and tariff policies; changes in government contracting requirements and reductions in federal spending; new or modified laws, regulations and accounting pronouncements; outstanding claims, legal proceedings, tax audits and assessments and other contingent liabilities; foreign currency exchange rates and fluctuations in those rates; tax rates, tax provisions, and the impact of changes to tax laws; general economic and capital markets conditions, including expected impact of inflation or interest rate changes; impact of geopolitical events and other hostilities; the timing of any of the foregoing; assumptions underlying any of the foregoing; and any other statements that address events or developments that the Company intends or believes will or may occur in the future.

Terminology such as “believe”, “expect”, “anticipate”, “forecast”, “positioned”, “intend”, “plan”, “project”, “estimate”, “grow”, “will”, “should”, “could”, “would”, “may”, “strategy”, “opportunity”, “possible”, “potential”, “outlook”, “assumptions”, “target”, and “guidance” and similar references to future periods are intended to identify forward-looking statements, although not all forward-looking statements are accompanied by such words. Forward-looking statements are based on assumptions and assessments made by management of the Company in light of their experience and perceptions of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including but not limited to the risks and uncertainties set forth under “Cautionary Statement Concerning Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Information Statement filed as an exhibit to the Company’s Form 10-12B/A with the U.S. Securities and Exchange Commission (the “SEC”) on May 28, 2025, and under “Information Relating to Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Reports on Form 10-Q filed with the SEC on August 11, 2025 and to be filed on November 6, 2025.

Forward-looking statements are not guarantees of future performance and actual results may differ materially from the results, developments and business decisions contemplated by the Company’s forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. Forward-looking statements speak only as of the date of the document or other communication in which they are made (or such earlier date as may be specified in such statement). Ralliant assumes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

INVESTOR CONTACT
Nathan McCurren
Vice President, Investor Relations
Ralliant Corporation
Investors@ralliant.com
MEDIA CONTACT
Alvenia Scarborough
Vice President, Communications
Ralliant Corporation
Communications@ralliant.com
Source: Ralliant Corporation

RALLIANT CORPORATION AND SUBSIDIARIES
CONSOLIDATED AND COMBINED CONDENSED STATEMENTS OF EARNINGS
($ and shares in millions, except per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 26, 2025	September 27, 2024	September 26, 2025	September 27, 2024
Sales	$529.1	$531.7	$1,514.3	$1,606.6
Cost of sales	(260.5)	(251.9)	(753.9)	(776.2)
Gross profit	268.6	279.8	760.4	830.4
Operating costs:
Selling, general and administrative	(177.8)	(128.7)	(453.5)	(414.6)
Research and development	(38.8)	(39.9)	(122.1)	(121.4)
Gain on sale of property	—	—	—	63.1
Operating profit	52.0	111.2	184.8	357.5
Non-operating expense, net:
Interest expense, net	(16.3)	—	(16.3)	—
Loss from divestiture	—	—	—	(25.6)
Other non-operating expenses, net	(0.5)	(0.3)	(1.1)	(1.0)
Earnings before income taxes	35.2	110.9	167.4	330.9
Income tax benefit (expense)	4.7	(20.0)	(16.0)	(59.0)
Net earnings	$39.9	$90.9	$151.4	$271.9

Net earnings per share:
Basic	$0.35	$0.81	$1.34	$2.41
Diluted	$0.35	$0.81	$1.34	$2.41
Average common stock and common equivalent shares outstanding:
Basic	112.8	112.7	112.8	112.7
Diluted	113.4	112.7	113.3	112.7
This information is presented for reference only. When filed a complete copy of Ralliant’s Form 10-Q financial statements will be available on the Company’s website (www.ralliant.com).

RALLIANT CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
($ in millions) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 26, 2025	September 27, 2024	September 26, 2025	September 27, 2024
Sales:
Test and measurement	$203.1	$236.6	$584.1	$707.2
Sensors and safety systems	326.0	295.1	930.2	899.4
Total	$529.1	$531.7	$1,514.3	$1,606.6

Operating profit (loss):
Test and measurement	$(1.7)	$29.3	$(27.9)	$111.6
Sensors and safety systems	90.1	82.0	256.7	245.9
Unallocated corporate costs and other (a)	(36.4)	(0.1)	(44.0)	—
Total	$52.0	$111.2	$184.8	$357.5

Operating profit (loss) margins:
Test and measurement	(0.8)%	12.4%	(4.8)%	15.8%
Sensors and safety systems	27.6%	27.8%	27.6%	27.3%
Total	9.8%	20.9%	12.2%	22.3%
(a) Amounts primarily related to the stock-based compensation modification and standalone public company costs
This information is presented for reference only. When filed, a complete copy of Ralliant’s Form 10-Q financial statements will be available on the Company’s website (www.ralliant.com).

RALLIANT CORPORATION AND SUBSIDIARIES
CONSOLIDATED AND COMBINED CONDENSED BALANCE SHEETS
($ and shares in millions, except per share amounts) (Unaudited)

	September 26, 2025	December 31, 2024
ASSETS
Current assets:
Cash and equivalents	$264.2	$—
Accounts receivable less allowance for credit losses of $8.1 and $11.3, respectively	309.7	293.8
Inventories:
Finished goods	74.0	72.1
Work in process	103.6	90.1
Raw materials	125.1	120.7
Inventories, net	302.7	282.9
Prepaid expenses and other current assets	100.3	41.9
Total current assets	976.9	618.6
Property, plant and equipment, net of accumulated depreciation of $471.2 and $437.0, respectively	211.5	200.2
Other assets	148.6	151.0
Goodwill	3,112.7	2,940.0
Other intangible assets, net	815.4	809.6
Total assets	$5,265.1	$4,719.4
LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$277.2	$254.6
Deferred revenue	165.1	143.1
Accrued expenses and other current liabilities	214.3	136.0
Total current liabilities	656.6	533.7
Long-term debt	1,148.6	—
Other long-term liabilities	495.7	422.9
Commitments and contingencies (Note 10)
Equity:
Common stock: $0.01 par value, as of September 26, 2025 and December 31, 2024, 1,300 million and 1,000 shares authorized, respectively; and 112.8 million and 100 shares issued and outstanding, respectively	1.1	—
Preferred stock: $0.01 par value, 10.0 million shares authorized; no shares issued and outstanding	—	—
Additional paid-in capital	3,178.5	—
Retained earnings	34.3	—
Accumulated other comprehensive loss	(249.7)	(491.3)
Net Former Parent investment	—	4,254.1
Total equity	2,964.2	3,762.8
Total liabilities and equity	$5,265.1	$4,719.4
This information is presented for reference only. When filed, a complete copy of Ralliant’s Form 10-Q financial statements will be available on the Company’s website (www.ralliant.com).

RALLIANT CORPORATION AND SUBSIDIARIES
CONSOLIDATED AND COMBINED CONDENSED STATEMENTS OF CASH FLOWS
($ in millions) (Unaudited)

	Nine Months Ended
	September 26, 2025	September 27, 2024
Cash flows from operating activities:
Net earnings	$151.4	$271.9
Adjustments to reconcile net earnings to net cash provided by operating activities:
Amortization	64.7	63.3
Depreciation	20.8	23.0
Stock-based compensation	45.9	17.7
Gain on sale of property	—	(63.1)
Loss from divestiture	—	25.6
Change in accounts receivable, net	(9.0)	7.7
Change in inventories	(13.9)	13.4
Change in trade accounts payable	(16.2)	4.9
Change in prepaid expenses and other assets	(45.4)	(1.9)
Change in accrued expenses and other liabilities	97.7	(69.1)
Net cash provided by operating activities	296.0	293.4

Cash flows from investing activities:
Purchases of property, plant and equipment	(29.2)	(19.8)
Proceeds from sale of property	1.5	20.2
Cash paid for acquisitions, net of cash received	—	(1,718.2)
Cash infusion into divestiture	—	(14.0)
Net cash used in investing activities	(27.7)	(1,731.8)

Cash flows from financing activities:
Net proceeds from borrowings	1,146.8	—
Consideration paid to Former Parent in connection with separation	(1,150.0)	—
Net transfers (to) from Former Parent	(10.2)	1,434.5
Dividends paid	(5.6)	—
All other financing activities	2.2	—
Net cash (used in) provided by financing activities	(16.8)	1,434.5

Effect of exchange rate changes on cash and equivalents	12.7	3.9
Net change in cash and equivalents	264.2	—
Beginning balance of cash and equivalents	—	—
Ending balance of cash and equivalents	$264.2	$—
This information is presented for reference only. When filed, a complete copy of Ralliant’s Form 10-Q financial statements will be available on the Company’s website (www.ralliant.com).

RALLIANT CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
AND OTHER INFORMATION
This earnings release includes a reconciliation of certain non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP below. Management believes that each of the non-GAAP financial measures described below provide useful information to investors by reflecting additional ways of viewing aspects of the operations of Ralliant Corporation (“Ralliant”, the “Company”, “its”, or “their”), that when reconciled to the corresponding most directly comparable GAAP measure, help its investors to understand the long-term profitability trends of its business, and facilitate comparisons of its operational performance and profitability to prior and future periods and to its peers.
These non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measures, and may not be comparable to similarly titled measures reported by other companies.
Ralliant does not provide a reconciliation for non-GAAP estimates for adjusted diluted net earnings per share (“EPS”), adjusted earnings before income taxes, interest, depreciation, and amortization (“EBITDA”) margin (including segment adjusted EBITDA margin), adjusted effective tax rate, or free cash flow conversion on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. For example, such reconciling items include the impact of foreign currency exchange gains or losses, gains or losses that are unusual or nonrecurring in nature, as well as discrete taxable events. These items are uncertain, depend on various factors and may have a substantial and unpredictable impact on the Company’s GAAP results.
Adjusted net earnings, adjusted diluted EPS, adjusted EBITDA (including segment adjusted EBITDA), and adjusted EBITDA margin (including segment adjusted EBITDA margin)
Ralliant discloses the non-GAAP measures of historical adjusted net earnings, historical adjusted diluted EPS, historical adjusted EBITDA (including historical segment adjusted EBITDA), and historical adjusted EBITDA margin (including historical segment adjusted EBITDA margin) which to the extent applicable, makes the following adjustments to the most comparable GAAP measures:
•Excluding on a pretax basis amortization of acquisition related intangible assets;
•Excluding on a pretax basis acquisition and divestiture related adjustments and costs;
•Excluding on a pretax basis the costs incurred pursuant to discrete restructuring plans that are fundamentally different from ongoing productivity improvements in terms of the size, strategic nature, planning requirements and the inconsistent frequency of such plans as well as the associated macroeconomic drivers which underlie such plans (the “Discrete Restructuring Charges”);
•Excluding on a pretax basis Fortive corporate allocations in the second quarter of 2025;
•Excluding on a pretax basis stock-based compensation modification in the third quarter of 2025; and
•Excluding on a pretax basis separation costs in the third quarter of 2025.
In addition, with respect to the non-GAAP measures of historical adjusted net earnings and historical adjusted diluted net earnings per share, Ralliant makes the following adjustments to GAAP net earnings and GAAP diluted net earnings per share:
•Excluding the tax effect (to the extent tax deductible) of the pretax adjustments noted above. The tax effect of such adjustments was calculated by applying the overall estimated effective tax rate to the pretax amount of each adjustment (unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment). The Company expects to apply the overall estimated effective tax rate to each adjustment going forward; and

•Excluding the discrete tax adjustment related to the impact of the repricing of deferred tax balances due to an enacted reduction in the German corporate tax rate. The repricing of deferred tax balances due to the German tax rate reduction is one time in nature and therefore considered to be a non-GAAP adjustment in the third quarter of 2025.
Amortization of Acquisition Related Intangible Assets
As a result of Ralliant’s acquisition activity, there was significant amortization expense associated with definite-lived intangible assets. The Company excludes the amortization expense of acquisition related intangible assets incurred in each period, and impairment charges incurred, if any. Management believes that this adjustment provides investors with additional insight into the Company’s operational performance and profitability as such impacts are not related to its organic business performance.
Acquisition and Divestiture Related Adjustments and Costs
While Ralliant has a history of acquisition and divestiture activity, the Company does not acquire and divest businesses or assets on a predictable cycle. The amount of an acquisition’s purchase price allocated to inventory fair value adjustments are unique to each acquisition and can vary significantly from acquisition to acquisition. In addition, transaction costs, which include acquisition, divestiture, integration, and restructuring costs related to completed or announced transactions, and the non-recurring gains on divestitures of businesses or assets are unique to each transaction and are impacted from period to period depending on the number of acquisitions or divestitures evaluated, pending, or completed during such period, and the complexity of such transactions. The Company adjusts for transaction costs, acquisition related fair value adjustments to inventory, integration costs, and corresponding restructuring charges related to acquisitions, in each case, incurred in a given period.
Discrete Restructuring Charges
Ralliant excludes costs incurred pursuant to discrete restructuring plans that are fundamentally different in terms of the size, strategic nature and planning requirements, as well as the inconsistent frequency, of such plans originating from significant macroeconomic trends or material disruptions to operations, economy, or capital markets from the ongoing productivity improvements that result from application of the Ralliant Business System or from execution of general cost saving strategies. Because these restructuring plans will be incremental to the fundamental activities that arise in the ordinary course of business and management believes are not indicative of ongoing operating costs in a given period, the Company excludes these costs to facilitate a more consistent comparison of operating results over time. Restructuring costs related primarily to an acquisition are not included in this adjustment but are instead included in acquisition and divestiture related items.
Fortive Corporate Allocations
Prior to the separation from Fortive, Ralliant was allocated corporate costs to each of its segments as part of Fortive’s corporate cost allocation process. During the second quarter, Ralliant incurred incremental costs with the establishment of a separate corporate function, primarily related to employee compensation and IT system costs, as well as incremental standalone public company costs such as corporate governance costs, including audit and other professional services fees, consulting and legal fees, and stock exchange listing fees. The Ralliant corporate costs are primarily allocated to each of its segments, while the incremental standalone public company costs are reported as unallocated corporate costs. The Fortive corporate cost allocations are duplicative with the Ralliant corporate costs allocated to its segments and were therefore considered to be a non-GAAP adjustment in the second quarter of 2025.
Stock-Based Compensation Modification
In connection with the separation from Fortive, Ralliant established the Ralliant Corporation 2025 Stock Incentive Plan (the “Ralliant Stock Plan”). The outstanding equity awards of Fortive held by Ralliant employees were replaced with awards of Ralliant common stock under the Ralliant Stock Plan using a conversion factor using Fortive’s pre-spin close price and Ralliant’s three-day volume-weighted average price as of July 2, 2025. The three-day volume-weighted average price was used to maintain the economic value before and after the separation date using the ratio of the Ralliant common stock fair market value relative to the Fortive common stock fair market value prior to the separation. The one-time incremental stock-based compensation expense recorded as a result of this equity award conversion are therefore considered to be a non-GAAP adjustment in the third quarter of 2025.

Separation Costs
Ralliant became a standalone public company in the third quarter and incurred incremental recurring and non-recurring charges as a result of the separation from Fortive. The Company performed an analysis to determine the split between recurring and non-recurring and have only recorded the non-recurring charges as a non-GAAP adjustment in the third quarter. These charges included equity plan payments due to the dissolution of such plans as a result of the separation, retention bonuses to certain employees, disentanglement expenses resulting from the separation, and certain tax and legal services.
Free Cash Flow and Free Cash Flow Conversion
Ralliant uses the term “free cash flow” when referring to net cash provided by operating activities calculated according to GAAP less payments for capital expenditures. The Company uses “free cash flow conversion” when referring to free cash flow divided by adjusted net earnings.

Management believes that such non-GAAP measures provide useful information to investors in assessing the Company’s ability to generate cash without external financing, fund acquisitions and other investments and, in the absence of refinancing, repay its debt obligations. However, it should be noted that free cash flow as a liquidity measure has material limitations because they exclude certain expenditures that are required or that the Company has committed to, such as debt service requirements and other non-discretionary expenditures. Such non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the most directly comparable GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share (Unaudited)

	Three Months Ended
($ in millions, except per share amounts)	September 26, 2025		June 27, 2025		September 27, 2024
		Per share values		Per share values		Per share values
Net earnings and net earnings per share (GAAP)	$39.9	$0.35	$47.6	$0.42	$90.9	$0.81
Amortization of acquisition related intangible assets	22.5	0.20	21.9	0.19	21.3	0.19
Acquisition and divestiture related adjustments and costs	—	—	1.4	0.01	2.0	0.02
Discrete restructuring charges	3.1	0.03	0.4	—	—	—
Fortive corporate allocations	—	—	10.1	0.09	—	—
Stock-based compensation modification	22.4	0.20	—	—	—	—
Separation costs	0.9	0.01	—	—	—	—
Tax effect of the adjustments reflected above	(7.9)	(0.07)	(5.7)	(0.05)	(7.1)	(0.06)
Discrete tax adjustments	(12.4)	(0.11)	—	—	—	—
Adjusted net earnings and adjusted diluted net earnings per share (Non-GAAP)	$68.5	$0.60	$75.7	$0.67	$107.1	$0.95

Average common diluted stock outstanding (shares in millions)		113.4		112.7		112.7
The sum of the components of adjusted diluted net earnings per share may not equal due to rounding.

Adjusted EBITDA and Adjusted EBITDA Margin (Unaudited)

	Three Months Ended
($ in millions)	September 26, 2025	June 27, 2025	September 27, 2024
Revenue (GAAP)	$529.1	$503.3	$531.7

Net earnings (GAAP)	$39.9	$47.6	$90.9
Interest (income) expense, net	16.3	—	—
Income taxes	(4.7)	11.3	20.0
Depreciation	7.5	6.7	6.8
Amortization	22.5	21.9	21.3
EBITDA (Non-GAAP)	81.5	87.5	139.0
Stock-based compensation modification	22.4	—	—
Acquisition and divestiture related adjustments and costs	—	1.4	2.0
Discrete restructuring charges	3.1	0.4	—
Separation costs	0.9	—	—
Fortive corporate allocations	—	10.1	—
Adjusted EBITDA (Non-GAAP)	$107.9	$99.4	$140.9

Net earnings margin (GAAP)	7.5%	9.5%	17.1%
Adjusted EBITDA margin (Non-GAAP)	20.4%	19.8%	26.5%
The sum of the components of adjusted EBITDA may not equal due to rounding.

Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin (Unaudited)

	Three Months Ended
	September 26, 2025			June 27, 2025			September 27, 2024
($ in millions)	Test and Measurement	Sensors and Safety Systems	Unallocated Corporate Costs and Other (a)	Test and Measurement	Sensors and Safety Systems	Unallocated Corporate Costs and Other (a)	Test and Measurement	Sensors and Safety Systems	Unallocated Corporate Costs and Other (a)
Revenue (GAAP)	$203.1	$326.0	$—	$192.5	$310.8	$—	$236.6	$295.1	$—

Operating (loss) profit (GAAP)	$(1.7)	$90.1	$(36.4)	$(14.3)	$79.5	$(6.3)	$29.3	$82.0	$—
Amortization of acquisition-related intangible assets	22.0	0.5	—	21.3	0.6	—	20.7	0.6	—
Acquisition related adjustments and costs	—	—	—	1.4	—	—	1.9	0.1	—
Discrete restructuring charges	3.1	—	—	0.4	—	—	—	—	—
Fortive corporate allocations	—	—	—	4.8	5.3	—	—	—	—
Stock-based compensation modification	—	—	22.4	—	—	—	—	—	—
Separation costs	0.4	0.1	0.4	—	—	—	—	—	—
Depreciation	4.2	2.9	0.4	3.8	2.9	—	3.8	3.0	—
Other	—	—	(0.5)	—	—	—	(0.1)	(0.2)	—
Adjusted EBITDA (Non-GAAP)	$28.1	$93.6	$(13.8)	$17.4	$88.3	$(6.3)	$55.4	$85.5	$—

Operating (loss) profit margin (GAAP)	(0.8)%	27.6%		(7.4)%	25.6%		12.4%	27.8%
Adjusted EBITDA margin (Non-GAAP)	13.8%	28.7%		9.1%	28.4%		23.4%	29.0%
(a) Amounts primarily related to the stock-based compensation modification and standalone public company costs.
The sum of the components of adjusted EBITDA may not equal due to rounding.

Free Cash Flow (Unaudited)

	Three Months Ended
($ in millions)	September 26, 2025	September 27, 2024
Operating cash flows (GAAP)	$138.6	$138.1
Less: Purchases of property, plant & equipment (capital expenditures) (GAAP)	(12.0)	(6.2)
Free cash flow (Non-GAAP)	$126.6	$131.9